Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Unitholders of Valero Energy Partners LP and

the Board of Directors of Valero Energy Partners GP LLC

We consent to the use of our report dated September 1, 2016, with respect to the combined balance sheets of the Meraux and Three Rivers Terminal Services Business as of December 31, 2015, and the related combined statements of operations, changes in net investment, and cash flows for the year then ended, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-208052) and related Prospectus.

/s/ KPMG LLP

San Antonio, Texas

November 30, 2016